Exhibit 10.6



                          EQUIPMENT OPERATING AGREEMENT



     This Equipment Operating Agreement (hereinafter "Agreement") is made by and between Evergreen Network.com Inc., a Colorado corporation, (hereinafter "Evergreen"), whose address is 3336 N.32 nd Street, SuiteIO6, Phoenix, Arizona 85018, and The Fort McDowell Yavapai Nation, a federally-recognized Indian Tribe, (hereinafter "Nation"), whose address is P. 0. Box 17891, Fountain Hills, Arizona 85269.

                                    RECITALS


A. Evergreen is Authorized Distributor in Arizona for the National Indian Gaming Commission- approved Gaming System known as Tab Force; and

B. The Tribe owns and operates The Fort McDowell Casino (hereinafter "Casino") on the Fort McDowell Yavapai Nation.


                                   AGREEMENTS


     In consideration of the mutual covenants and promises contained herein, $ 1
0.00 and other good and valuable consideration, the receipt of which is hereby acknowledged, Evergreen and Nation do hereby agree as follows:


     1. EFFECTIVE DATE. TERM. The Commencement Date of this Agreement shall be the date it is signed by Evergreen and Nation (hereinafter "Effective Date"). This Agreement shall be perpetual, but the Nation may terminate this agreement upon 30 days written notice, and Evergreen may terminate this agreement upon 90 days written notice.

     2. EQUIPMENT. Evergreen hereby rents to Nation the Equipment that will be on site: it is identified, and whose value is specified, in Attachment "A", "Equipment Summary". The monthly equipment rental rate shall be $ 1 00.00 per month per validation unit, payable each month in advance for the GameWorksTM System including the required computers for the Validation Units. This monthly rate includes payment for all service to the Equipment, except the Nation shall provide all paper used by the Equipment. At the end of every 36 months of operation hereunder,

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          Evergreen may adjust the rental rate by the amount of any upward change in the average of the twelve implicit price deflators for the gross domestic product reported by the United States Department of Commerce for the twelve preceeding calendar year quarters.

     3. RENT. Nation agrees to pay the first month's rent on the date of install, with the next payment due on November 10, 2000, and on the first day of each month thereafter. Rent shall be due and payable to Evergreen Network.com Inc. at 3336 N.32nl St. Phoenix, AZ 85018.

     4. LOCATION OF EQUIPMENT. The Equipment rented under this Agreement shall at all times be kept and maintained at the Facility and shall not be removed from such location without the prior written consent of Evergreen.

     5. COST OF AND PAYMENT FOR "DEALS". Pull tab "deals" shall be priced as specified in Attachment "B" and paid for by the Nation at the time of delivery to the Nation. The Nation may reject any "deals" or "decks" upon delivery and may return any previously purchased but unopened "deals" or "decks". Evergreen shall reimburse the Nation for the cost paid for any such unopened returned "deal" or "deck".

     6. INSPECTION OF EQUIPMENT BY EVERGREEN. Evergreen, its officers, employees, assigns, and agents shall at all times be provided reasonable access to the Casino by the Nation in conformity with reasonable and customary Class 11 vendor access to perform any provisions of this Agreement.

     7. LOSS OR DAMAGE: INSURANCE. The Nation shall obtain and maintain at all times during the Term of this Agreement, at its sole expense, good and adequate fire and casualty insurance from a licensed insurance company in an amount not less than the agreed upon valuation for the Equipment as specified in Attachment "A" "Equipment Summary," which is attached hereto and incorporated herein by this reference, and public liability insurance at not less than $500,000 for personal injury and $ 1,000,000 per occurrence, and in an amount not less than $300,000 for property damage.

          The Nation shall cause Evergreen to be named as an additional insured for all insurance policies required hereunder. Such insurance shall be endorsed to constitute primary insurance, with respect to any other insurance that Evergreen may have. Copies of all required insurance policies shall be supplied by the Nation to Evergreen no later than 30 days after installation and said policies shall not be modified or canceled without 30 days prior written notice to Evergreen.

          Evergreen shall purchase and maintain commercial general liability and commercial automobile liability insurance in amounts not less than $1,000,000 for each policy.

          The Nation shall be a named insured. Evergreen shall also carry worker's compensation insurance for its own employees. Evergreen shall submit certificate of the aforementioned insurance policies to the Nation prior to the commencement of this Agreement.

                                       2.
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     8.   NO MANAGEMENT. Notwithstanding any other provisions of this Agreement, this paragraph shall govern. The parties acknowledge that this Agreement is not a management agreement or contract. All management decisions relating to the operation of the Casino shall be made by the Nation. The Nation shall have complete day-to-day management and control of every aspect of the operations of the Casino. The cost of resolution of any casino customer controversy relating to the Equipment shall be shared equally between the Nation and Evergreen.

     9. GAMING ORDINANCE. Evergreen acknowledges that it is subject to and must comply with all applicable provisions of the Nation's Gaming Ordinance, any amendments thereto, and the regulations promulgated thereunder. Provided, however, the Nation will not enact or amend its Gaming Ordinance in any manner which will materially change this Agreement or any of the covenants, rights, and goals of the parties' contractual relationship.

     10. BINDING. This Agreement shall be binding upon the parties hereto, their heirs, successors, assigns, and licensees.

     11. DEFAULT BY EVERGREEN. If Evergreen fails to perform its responsibilties under this Agreement, it is understood that Evergreen will cede to Infinity Group Inc. of Albuquerque, New Mexico,(the Equipment manufacturer) Evergreen's rights and obligations under this Agreement. It is fiirther understood that the Nation may elect in such circumstance to service the Equipment with its own trained personnel.

     12. LEGAL JURISDICTION. This Agreement is to be governed by and construed in accordance with the laws of the Fort McDowell Yavapai Nation. Any action in law, suit in equity or other judicial proceeding for the enforcement of this Agreement or any provision thereof shall be instituted only in the courts of the Fort Mcdowell Yavapai Nation.

     13. Evergreen herby agrees to defend, indemnify and hold hariniess the Nation and all of its departments, agencies, officers, agents, and/or employees from all claims, losses, suits damages, liabilities and expenses of whatever kind or nature, including reasonable attorneys' fees arising out of or resulting in any way from neglient, reckless or intentional act, error, omission, and/or mistake, strict liability of Evergreen or any person employed by it, or anyone for whose acts Evergreen is legally liable.

     14. Evergreen warrants that no person has been employed or retained to solicit or secure this Contract upon an agreement or understanding for a commission, percentage, brokerage, contingent fee or otherwise; and that no member of the Nation or any employee of the Nation has any interest. Financially or otherwise, in Evergreen. For breach or violation of this warranty, the Nation shall have the right to annul this Agreement without liability, or at its discretion to deduct from the Contract price or consideration, the full amount of such commission, percentage, brokerage, contingent fee or any other fee.



                                     3.



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     15.  AUTHORITY TO EXECUTE. Each of the undersigned represents that he/she is duly authorized and has the authority to execute this Agreement on behalf of the party for whom he/she is signing and that this Agreement is a contractual obligation which is valid, enforceable and binding upon the parties.


     IN WITNESS WHEREOF, the parties have executed this Equipment Operating Agreement on the date below written.



Fort McDowell Yavapai                       Evergreen Network.com Inc.
Nation                                      a Colorado Corporation
a federally-recognized Indian Tribe


By: /s/ Phil Dorchestor                    By:  /s/ Howard E. Tooke
   --------------------------------           ----------------------------------
                                              Howard E. Tooke
Title: Casino Manager                         President

Date:  6 October 2000                      Date:  6 Oct 2000






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